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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-38419) pertaining to the 1997 Equity Incentive Plan, 1995 Warrant Grant, and the 1996 Stock Grants and the Registration Statements (Forms S-3 File No. 033-97202 and File No. 333-34473) of PMR Corporation of our report dated June 12, 1998, except for paragraph four of Note 13, as to which the date is July 24, 1998, with respect to the consolidated financial statements of PMR Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 1998, filed with the Securities and Exchange Commission.


                                             ERNST & YOUNG LLP


San Diego, California
July 24, 1998